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                                                                 EXHIBIT 10.1

BEST BEST & KRIEGER LLP

[Letterhead]




                                  June 11, 2000





VIA FACSIMILE FAX NO. (562) 926-3710
AND FIRST CLASS MAIL

Greg Geane
Burke Industries, Inc.
13767 Freeway Drive
Santa Fe Springs, CA  90670

         Re:      14910 CARMENITA ROAD NORWALK, CALIFORNIA

Dear Mr. Geane:

         This letter is intended to be a Letter Agreement (the "Letter Agreement") which will serve to modify and amend the existing lease dated November 17, 1995 (the "Lease") between the Donald M. Hypes Trust dated April 25, 1983 (the "Landlord") and Burke Industries, Inc., a California corporation (the "Tenant") for the above-referenced real property (the "Property").

         As you know the original lease term of the Lease expires at midnight on July 25, 2000. On May 26, 2000 Mr. Elliott Stein exercised the option to extend the term of the Lease for an additional five (5) year period commencing July 26, 2000 and ending July 25, 2005. In the meantime, we have discussed the desire of the Tenant to shorten the Lease term and the desire of the Landlord to resolve the Landlord's outstanding concerns. Based on these discussions, the Landlord is willing to modify the Lease subject to the following terms and conditions.

         All of the terms and conditions of the Lease shall continue to apply during the remaining original term of the Lease and the extended term following the expiration of the original lease term on July 25, 2000 with the following modifications:

         1. The term of the Lease upon expiration of the original lease term on July 25, 2000 shall be extended to February 28, 2001. Thereafter, the Lease shall be a month-to-month tenancy which may be terminated by either party upon thirty (30) days prior written notice.

         2. In the event the tenancy is terminated for any reason and Tenant holds over after such termination, then the monthly rent shall be increased to two hundred percent

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Law Offices of
BEST BEST & KRIEGER LLP
  Greg Geane Burke Industries, Inc.
  June 11, 2000
  Page 2


                  (200%) of the monthly rent payable by Tenant immediately preceding the termination.

         3. Rent during the term commencing on July 26, 2000 and ending on February 28, 2001 shall be Eleven Thousand Nine Hundred Dollars ($11,900.00) per month payable in accordance with the terms of Section 4.1 of the Lease. The rent during the month-to-month tenancy commencing on March 1, 2001 shall be Twelve Thousand Five Hundred Dollars ($12,500.00) per month payable in accordance with the terms of Section 4.1 of the Lease.

         4. Concurrent with Tenant's execution of this Letter Agreement, Tenant shall pay to Landlord the sum of Ten Thousand Dollars ($10,000.00) to be held as an additional security deposit in accordance with Section 4.8 of the Lease. Landlord acknowledges that it currently holds Eight Thousand Dollars ($8,000.00) as a security deposit prior to the payment required hereinabove.

         5. Concurrent with Tenant's execution of this Letter Agreement, Tenant's option to extend the term of the Lease under Section
                  3.2 of the Lease for an additional five (5) year period shall be immediately terminated, canceled and revoked.

         6. Concurrent with Tenant's execution of this Letter Agreement, Tenant's right of first refusal under Section 15.18 of the Lease to purchase the Property shall be immediately terminated and revoked.

         7. On or before termination of the Lease as extended by this Letter Agreement, Tenant shall comply with Section 11 and 12 of the Lease and make those repairs and clean-up required thereunder at Tenant's sole cost and expense, including without limitation, the repairs listed on Exhibit "A" attached hereto and incorporated herein by this reference.

         8. Tenant agrees that Tenant's Property as defined in Section 11 of the Lease does NOT include the carpeting, window coverings, air lines, power panels, electrical distribution, security, fire protection systems, lighting, fixtures, heating, ventilating, air conditioning equipment, plumbing, and fencing. Moreover, Tenant's Property does NOT include all electrical panels, distribution and buss ducting, air lines, air compressors, gas lines, track systems, crane-ways, and associated cranes.

         9. Concurrent with Tenant's execution of this Letter Agreement, Tenant shall use its best efforts to deliver to Landlord a complete copy of Tenant's Material Safety Data Sheet file (the "Data Sheet File") for the period commencing on the

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Law Offices of
BEST BEST & KRIEGER LLP
  Greg Geane Burke Industries, Inc.
  June 11, 2000
  Page 3

                  commencement date of the Lease and ending on the execution date of this Letter Agreement. Landlord agrees that the Data Sheet File shall be used by Landlord for the sole purpose of Landlord's environmental studies and assessments of the Property.

         10. At any time following the execution of this Letter Agreement and at all times during the tenancy, Tenant shall continue to permit Landlord and its agents the inspection and other rights set forth in Section 15.4 of the Lease and the right to continuously display "For Sale" signs.

         If the Tenant agrees with the terms of this Letter Agreement please have an authorized officer of the Tenant sign where indicated below and return the signed original to the undersigned along with the Tenant's check payable to the Landlord in the amount of Ten Thousand Dollars ($10,000.00) for the additional security deposit and the copy of the Data Sheet File, within ten (10) days from the date of this Letter Agreement.

         If you have any questions please do not hesitate to contact me.

                                    Very truly yours,

                                    /s/ Brian M. Lewis

                                    Brian M. Lewis
                                    of BEST BEST & KRIEGER LLP


BML/dme
cc:      Marjorie Hypes
         Garrett Carter
                                   AGREED:

                                   Donald M. Hypes Trust dated April 24, 1983

                                   By:     /s/ Marjorie Hypes
                                        -------------------------------------
                                        Marjorie Hypes, Trustee

AGREED AS TO FORM AND CONTENT:

Burke Industries, Inc., a California corporation

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Law Offices of
BEST BEST & KRIEGER LLP
  Greg Geane Burke Industries, Inc.
  June 11, 2000
  Page 4


By:      /s/ Stephen G. Geane
    -----------------------------------------
    Its Chief Financial Officer


July 19, 2000


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                                   EXHIBIT "A"

1.  Remove wood demising wall in the back side of the building.

2. Fill in existing depressed areas with sand and gravel base material 5" thick concrete slab @ 2500 PS1 with dowels. Patch existing concrete where the wall and machinery are removed from.

3. Fire Sprinklers. Labor to safe off existing to return to original condition.

4. Electrical. Safe off electrical where wood demising wall is being removed and where machinery is removed.

5. Electromechanical. All electromechanical systems shall be placed in good working order including without limitation restroom fixtures and loading doors.

6.  Safe off gas and air lines.

7.  Exterior Patch, slurry coat and restripe parking area and yard area.